Exhibit 99.1

Unilife Realigns Business Units and Leadership Team

Board of Directors Appoints New Board Chair, Interim CEO and Executive Leadership Team

Business Units Realigned to Focus on Key Strategic Customer Programs

York, PA. – March 14, 2016: - Unilife Corporation (NASDAQ:UNIS, ASX:UNS), a developer and supplier of injectable drug delivery systems, today announced the realignment of its business units and leadership team to efficiently focus operations on the revenue-generating programs of key strategic customers.

Following the successful completion of the review of strategic alternatives by the Unilife Board of Directors, the Company has streamlined its operations into two program-focused business units:

•	Wearable and Auto Injectors: Executing to customer programs for wearable injectors, reusable auto injectors and instant patch pumps for insulin.

•	Prefilled Syringes: Executing to customer programs for prefilled syringes; as well as ocular, reconstitution and novel delivery systems.

Chairman and Chief Executive Officer Alan Shortall and President and Chief Operating Officer Dr. Ramin Mojdeh will step down from their positions with Unilife, effective immediately. Mr. Shortall will remain available as a consultant to the Board of Directors. The Board of Directors has engaged the executive search firm Heidrick & Struggles to manage the search process for a permanent CEO. During this period, John Ryan, Senior Vice President, General Counsel and Secretary, will serve as Interim CEO. The Board of Directors has also appointed an Executive Leadership Team representing key operational areas of the company to work in close collaboration with Mr. Ryan and Unilife’s Board of Directors. Additionally, Mary Kate Wold, President and CEO of the Church Pension Group, a former finance executive at Wyeth and previously Unilife’s Vice Chair and Lead Independent Director, will assume the role of Board Chair.

“We are grateful to Alan and Ramin for their extraordinary vision and passion,” said Ms. Wold. “As founder and long-term CEO of Unilife, Alan has been a critical part of Unilife’s achievements to-date and the Company has benefited from his perseverance, enthusiasm and leadership. Ramin’s leadership in developing industry-leading technology and bringing together a highly-talented and innovative team has positioned Unilife for future success.”

“I am proud of the many achievements of our team, which strongly position Unilife for global success,” said Mr. Shortall. “Unilife has the focus, capabilities and talent to successfully execute this new stage of growth where the pursuit of efficient operations and profitability will be strategic priorities. I am grateful to have been able to see my vision through to this day, and I remain available to Unilife as a consultant as the company takes important steps to reach the next level.”

As Interim CEO, John Ryan brings more than two decades of experience in business, law and government to the role. Joining Unilife in 2014, Mr. Ryan was previously a Partner at Duane Morris LLP, a Senior Vice President and Deputy General Counsel of Aramark Corporation and an Assistant District Attorney at the Manhattan District Attorney’s Office.

To guide strategy and ensure continuity in day-to-day operations, the Board has appointed an Executive Leadership Team, including Mr. Ryan and the following business leaders:

•	David Hastings, Senior Vice President and Chief Financial Officer, joined Unilife in 2015 and is a veteran finance executive who was previously CFO of Incyte Corporation from 2003 to 2014. Mr. Hastings has broad public company finance experience in roles at ArQule, Inc., Genzyme (now a wholly owned subsidiary of Sanofi), and PriceWaterhouseCoopers.

•	Ian Hanson, Senior Vice President and General Manager of Unilife’s Wearable Injector and Auto Injector business unit, joined Unilife in 2011 from Medtronic Diabetes, where he held senior leadership roles in the development and commercialization of insulin delivery devices and diabetes management systems. At Unilife, Mr. Hanson initiated and led the development of Unilife’s industry-leading wearable injector platform and team.

•	Michael Ratigan, Senior Vice President and Chief Commercial Officer, joined Unilife in 2011 from Becton Dickinson where he was a global commercial leader for Self-Injection Systems and also led commercial efforts for Pre-Filled Syringes in the North American market. Since joining Unilife Mr. Ratigan has led Unilife’s commercial efforts, including the entry into multiple strategic collaborations with leading pharmaceutical and biopharmaceutical companies.

“John, Dave, Ian and Mike have been strong and effective leaders for Unilife, with excellent industry and business experience. They are supported by an outstanding senior management team with deep industry experience and a proven track record of success at Unilife,” said Ms. Wold. “With their collaborative leadership, we anticipate that this time of transition will be seamless for our customers, employees and investors.”

“Unilife has developed an industry-leading portfolio of injectable drug delivery systems to serve our current and future strategic customers,” said Mr. Ryan. “This realignment of our business operations and leadership team marks an important turning point for Unilife. Unilife is focused on executing our key customer programs with discipline and rigor as we prudently grow our business with existing and new customers. We look forward to providing additional information about our business realignment on our quarterly conference call in May.”

Unilife has scheduled its Earnings Call for the Third Quarter of Fiscal 2016 for May 10, 2016 at 4.30 p.m. ET.

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About Unilife

Unilife Corporation (NASDAQ: UNIS / ASX: UNS) is a U.S.-based developer and commercial supplier of injectable drug delivery systems. Unilife’s portfolio of innovative, differentiated products includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, insulin delivery systems, ocular delivery systems and novel systems. Products within each platform are customizable to address specific customer, drug and patient requirements. Unilife’s global headquarters and manufacturing facilities are located in York, Penn. For more information, visit www.unilife.com

General: UNIS-G

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Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K, those described in the “Risk Factors” set forth in Unilife’s prospectus supplement, dated as of and filed with the U.S. Securities and Exchange Commission on February 22, 2016, and those described from time to time in other reports which we file with the U.S. Securities and Exchange Commission.